Exhibit 99.01

[Company Letterhead]

December 28, 2012

To Our Stockholders:

Notice is hereby given that we have taken the following actions pursuant to a written consent of a majority of stockholders dated December 21, 2012, in lieu of a special meeting of the stockholders:

1.           Elected Thomas Rickards to our Board of Directors, to hold office until his successor is elected and qualified or until his earlier resignation or removal.  Mr. Rickards is our current director and we are happy that he has agreed to continue to provide his services to us; and

2.           Adopted the Energy Telecom, Inc. 2012 Incentive Stock Plan and approved the reservation of 4,000,000 shares of class A common stock for issuance thereunder.

This letter will serve as written notice to stockholders pursuant to Section 607.0704 of the Florida Business Corporation Act.

We thank you for your continued support.

Sincerely,

/s/ THOMAS RICKARDS

Thomas Rickards
Chief Executive Officer